WINSTAR FILES $10 BILLION SUIT AGAINST LUCENT TECHNOLOGIES
                 Company Also Seeks Immediate Injunctive Relief

NEW YORK, April 18, 2001 - Winstar Communications Inc. (NASDAQ: WCII) today announced that it has filed a lawsuit against Lucent Technologies in the U.S. Bankruptcy Court for the District of Delaware. The lawsuit seeks $10 billion in damages for Lucent's breach of its obligations under its strategic partnership agreement with Winstar. In addition, Winstar is seeking immediate injunctive relief requiring Lucent to specifically perform its contractual obligations, including the payment of more than $90 million, which Lucent failed to pay to Winstar on March 30, 2001, in breach of its agreement.

Winstar's legal filing today alleges that "Lucent represented that it had the expertise, personnel and financial wherewithal to undertake its obligations under the Supply Agreement ... Little more than two years into the five-year agreement, Lucent has shown its promises were hollow."

The complaint and supporting materials further allege that Lucent has been under close scrutiny by analysts regarding its vendor financing. Lucent has publicly confirmed that in order to conserve cash, Lucent is actively managing its vendor-financing portfolio. As Lucent has publicly stated: "We actively manage our vendor-financing portfolio to minimize the impact on Lucent's cash requirements." Lucent breached its agreement with Winstar and injured Winstar's ability to complete its broadband network. Lucent's breach of its contract with Winstar has forced the Company to seek protection under the U.S. Bankruptcy Code.

Winstar emphasized that this lawsuit was filed to recover the damages to its business for its shareholders and bondholders. The Company stressed that its ability to emerge from the Chapter 11 process as a successful operating entity is not contingent on the receipt of any damage award in this lawsuit.

Statements in this release contain forward-looking information about management expectations, strategic objectives, business prospects, anticipated financial or operational performance, and other similar matters. These statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties. A variety of factors, many of which are beyond Winstar's control, could cause actual results and experience to differ materially from the expectations expressed in these statements. These factors include, but are not limited to, volatility in the financial and capital markets and the impact on access to and the terms of additional capital, actions and initiatives by current and potential competitors, events or circumstances impacting major customers, suppliers or financing sources, the effect of current and future legislation or regulation, the ability of the company to design and construct its broadband network and to sell and provision services, and additional factors described in the reports filed by

Winstar with the Securities and Exchange Commission (SEC), including Winstar's Annual Report on Form 10-K for the year ended December 31, 1999, which is available on the SEC's Web site, at www.sec.gov. Winstar undertakes no responsibility to update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Winstar is a registered trademark of Winstar Communications, Inc.


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         CONTACTS
         Financial Community:                               Press:
         Daniel Briggs                                      Peter Duda
         Vice President, Capital Market Relations           BSMG Worldwide
         (212) 792-9032                                    (212) 792-9025
         dbriggs@winstar.com                                corpcomm@winstar.com